Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Reports Substantially Higher Sales and Earnings for Fourth

Quarter and Fiscal 2010

—Company Provides Outlook for Significant Sales and Profit Growth in First Quarter and Full Year 2011—

— Board Approves Expansion of Share Repurchase Authorization by Additional $200 Million—

—Company To Change Corporate Name to ANN INC. —-

New York, NY, March 11, 2011 – AnnTaylor Stores Corporation (NYSE: ANN) today reported results for the fiscal fourth quarter and full year of 2010, ended January 29, 2011, and provided an outlook for the first quarter and full year of fiscal 2011.

For the fiscal fourth quarter of 2010, the Company reported earnings per diluted share of $0.19, excluding after-tax restructuring charges of $0.05 per diluted share, compared with earnings per diluted share of $0.05 in the fourth quarter of 2009, excluding after-tax restructuring charges totaling $0.05 per diluted share. On a GAAP basis, including the aforementioned restructuring charges, earnings per diluted share were $0.14 in the fourth quarter of 2010, compared with breakeven earnings per diluted share in the fourth quarter of 2009.

For the full year of fiscal 2010, the Company reported earnings per diluted share of $1.30, excluding after-tax restructuring charges of $0.06 per diluted share, compared with earnings per diluted share of $0.32 in the full year of fiscal 2009, excluding after-tax restructuring and asset impairment charges totaling $0.64 per diluted share. On a GAAP basis, including the aforementioned restructuring and asset impairment charges, earnings per diluted share were $1.24 in fiscal 2010, compared with a net loss per diluted share of $0.32 in fiscal 2009.

Kay Krill, President and CEO, commented, “Our strong performance in the fourth quarter capped off an excellent year for our Company. For both the quarter and the fiscal year, we achieved substantial increases in sales and profitability, while positioning both the Ann Taylor and LOFT brands for continued growth. We delivered an 11 percent comparable sales increase for the quarter, with both brands achieving positive comparable sales performance. In fact, the Company achieved positive comparable sales in every quarter of fiscal 2010. For the quarter, diluted EPS before charges was up almost fourfold from the prior year’s fourth quarter and, for the full year, diluted EPS before charges increased by nearly $1.00 per share from the $0.32 reported in fiscal 2009.

“We have also delivered on our commitment to further enhance shareholder value through the repurchase of 4.2 million shares at a total cost of $100 million in 2010 and, during the first quarter of 2011, we have repurchased an additional 4.2 million shares at a cost of $100 million. I am also pleased that our Board has voted to expand our share repurchase program by an additional $200 million, giving us nearly $260 million available for repurchase under the authorization.”

“As we look to fiscal 2011, we are excited about the potential to build on our momentum. Our talented and experienced team is moving forward strategically to capitalize on the opportunities across our multiple channels, with a focus on delivering continued sales and profit growth while maintaining our exceptionally strong balance sheet.

“Finally, I am pleased to announce today that, in order to better reflect the multi-channel focus we have on our business, we have decided to change our corporate name from Ann Taylor Stores Corporation to ANN INC. Today, our Company is far more than a traditional ‘store-based’ retailer. We have two distinct brands – Ann Taylor and LOFT – each of which operates across three channels and enables us to reach our client whether she is making her purchases at our stores, online or at our factory outlet locations.” stated Ms. Krill.

Fiscal 2010 Fourth Quarter Results

Total net sales for the fourth quarter of fiscal 2010 were $515.3 million, compared with net sales of $469.1 million in the fourth quarter of fiscal 2009. By brand, net sales across all channels of the Ann Taylor brand totaled $234.9 million in the fourth quarter of 2010, compared with net sales of $206.2 million in the fourth quarter of 2009. At the LOFT brand, net sales across all channels were $280.4 million in the fourth quarter of 2010, compared with net sales of $263.0 million in the fourth quarter of 2009.

Total Company comparable sales for the quarter increased 11.0% versus the fourth quarter of 2009. At Ann Taylor, total brand comparable sales increased 20.9%, reflecting increases of 19.1% at Ann Taylor stores, 74.3% in the Ann Taylor e-commerce channel and 9.2% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales were up 3.5%, reflecting a decrease of 3.2% at LOFT stores, which was more than offset by increases of 77.2% in the LOFT e-commerce channel and 26.9% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was 51.7%, versus the 52.5% gross margin rate achieved in the fourth quarter of 2009. This solid gross margin performance reflected strong product performance at the Ann Taylor brand and conservative inventory positions at both brands, offset by a higher level of promotional activity at the LOFT brand during the quarter compared with the fourth quarter of 2009.

Selling, general and administrative expenses for the fourth quarter of 2010 were $252.0 million versus $241.6 million reported in the fourth quarter of 2009. As a percentage of net sales, selling, general and administrative expenses declined 260 basis points versus the prior year to 48.9%. This decline in expenses as a percentage of net sales reflected substantially higher net sales, restructuring program savings, and continued aggressive management of expenses, partially offset by higher marketing investment and performance-based compensation costs as well as an increase in variable costs related to higher sales versus the 2009 period.

During the quarter, the Company recorded pre-tax restructuring charges of $3.9 million associated with its previously announced strategic restructuring program, compared with $3.6 million in the fourth quarter of 2009. On an after-tax basis, fourth quarter 2010 restructuring charges totaled $3.0 million, or $0.05 per diluted share, compared with $2.5 million, or $0.05 per diluted share, in the fourth quarter of 2009.

Excluding the aforementioned charges, the Company reported operating income of $14.3 million for the quarter, compared with operating income of $4.9 million in the fourth quarter of 2009. On the same basis, the Company reported net income in the quarter of $11.0 million, or $0.19 per diluted share, compared with net income of $2.5 million, or $0.05 per diluted share in the fourth quarter of 2009. On a GAAP basis, the Company reported operating income of $10.3 million in the fourth quarter of 2010, compared with operating income of $1.2 million in the fourth quarter of 2009. On the same basis, the Company reported net income of $8.0 million, or $0.14 per diluted share in the fourth quarter of 2010, compared with net income and diluted earnings per share that were approximately breakeven in the fourth quarter of 2009.

During the fourth quarter of 2010, the Company opened eight new stores, comprised of five LOFT stores and three LOFT Outlet stores, and closed 10 Ann Taylor stores and nine LOFT stores.

Fiscal Year 2010 Results

Total net sales for the full year of fiscal 2010 were nearly $2 billion, compared with net sales of $1.8 billion in the full year of fiscal 2009. By brand, net sales across all channels of the Ann Taylor brand totaled $863.7 million in fiscal 2010, compared with net sales of $771.3 million in fiscal 2009. At the LOFT brand, net sales across all channels were $1,116.5 million in 2010, compared with net sales of $1,057.2 million in 2009.

Total Company comparable sales for fiscal 2010 increased 10.7% versus the prior year. At Ann Taylor, total brand comparable sales increased 18.7%, reflecting increases of 19.3% at Ann Taylor stores, 54.3% in the Ann Taylor e-commerce channel and 9.3% in the Ann Taylor Factory channel. At LOFT, total brand comparable sales were up 5.0%, reflecting increases of 0.5% at LOFT stores, 65.3% in the LOFT e-commerce channel and 21.2% in the LOFT Outlet channel. (Please refer to Table 3 for a breakdown of sales by brand and channel.)

Gross margin, as a percentage of net sales, was a record 55.8% in fiscal 2010, an increase of 140 basis points compared to fiscal 2009.

Selling, general and administrative expenses increased to $978.6 million versus $966.6 million in fiscal 2009. As a percentage of net sales, selling, general and administrative expenses declined 350 basis points versus the prior year to 49.4%.

During fiscal 2010, the Company recorded pre-tax restructuring charges of $5.6 million, compared with pre-tax restructuring charges totaling $36.4 million in fiscal 2009. On an after-tax basis, restructuring charges totaled $3.5 million, or $0.06 per diluted share, in fiscal 2010 compared with $25.3 million, or $0.45 per diluted share, in fiscal 2009.

During fiscal 2009, the Company recorded pre-tax non-cash asset impairment charges totaling $15.3 million related to stores not included in the Company’s restructuring program. On an after-tax basis, these fiscal 2009 asset impairment charges totaled $10.7 million, or $0.19 per diluted share. There were no such asset impairment charges in fiscal 2010.

Excluding the aforementioned pre-tax restructuring charges and, for fiscal 2009, the asset impairment charges, operating income for the full year of fiscal 2010 was $125.4 million, compared with operating income of $27.7 million in 2009. On a GAAP basis, the Company reported operating income of $119.8 million in 2010, compared with an operating loss of $24.0 million in 2009.

Net income, excluding the aforementioned after-tax restructuring and, for fiscal 2009, asset impairment charges, totaled $76.9 million, or $1.30 per diluted share, for the full year of fiscal 2010, compared with net income of $17.8 million, or $0.32 per diluted share, in 2009. On a GAAP basis, including the aforementioned charges, net income for 2010 was $73.4 million, or $1.24 per diluted share, compared with a net loss of $18.2 million, or $0.32 per diluted share in 2009.

The Company ended the year with approximately $227 million in cash and cash equivalents.

Total inventory per square foot, excluding e-commerce, at the end of fiscal 2010 increased 14%, in line with our comparable sales performance and reflected incremental inventory to support our plans to open 44 factory outlet stores in the first half of fiscal 2011. Inventory per square foot increased 24% at Ann Taylor stores and 1% at LOFT stores.

During fiscal 2010, the Company opened 24 stores, comprised of 10 LOFT stores and 14 LOFT Outlet stores and closed 35 stores, comprised of 19 Ann Taylor stores and 16 LOFT stores. In addition, the Company converted six Ann Taylor stores to LOFT stores and four LOFT stores to LOFT Outlet stores. The total store count at the end of the fiscal year was 896, comprised of 266 Ann Taylor stores, 502 LOFT stores, 92 Ann Taylor Factory stores and 36 LOFT Outlet stores.

Strategic Restructuring Program

During fiscal 2010, the Company completed its 3-year Strategic Restructuring Program, which was launched in January 2008. The Company achieved its goal under the Program to generate total ongoing annualized savings of approximately $125 million, of which approximately $90 million represents SG&A savings and the remaining $35 million represents gross margin savings.

Total pre-tax expenses associated with our restructuring initiatives were $134.0 million, of which $84.2 million were non-cash expenses, primarily associated with the write-down of assets related to store closures, and $49.8 million were cash charges for severance and various other costs. In fiscal 2010, the Company recorded $5.6 million in pre-tax restructuring charges. In fiscal 2009, fiscal 2008 and fiscal 2007, the Company recorded $36.4 million, $59.7 million and $32.3 million, respectively, in pre-tax restructuring charges.

Under the program, the Company closed 60 stores in fiscal 2008, 42 stores in fiscal 2009, and 35 stores in fiscal 2010, for a total of 137 store closures under the 3-year program. Of these, approximately half were Ann Taylor stores and half were LOFT stores.

Outlook for Fiscal First-Quarter and Full-Year 2011

For the fiscal first quarter of 2011, the Company expects total net sales to approach $510 million, reflecting a total Company comparable sales increase in the mid-to-high single digits. Gross margin rate performance is expected to be approximately 58.5%. Selling, general and administrative expenses are estimated to be approximately $255 million, reflecting support for the Company’s strategic growth initiative to accelerate factory outlet expansion in the first half of fiscal 2011, as well as the first quarter 2011 impact of 18 new LOFT outlet stores opened in the second half of fiscal 2010.

In terms of the full year, the Company provided the following outlook:

•	The Company currently expects fiscal 2011 total net sales of approximately $2.175 billion, reflecting a total Company comparable sales increase in the mid-single digits.

•	Gross margin rate performance is expected to be approximately 56.0%, slightly stronger than the record gross margin rate of 55.8% achieved in fiscal 2010.

•

Selling, general and administrative expenses, as a percentage of net sales, are expected to improve approximately 70 basis points to 48.7%, reflecting continued disciplined expense management and nearly $200 million in anticipated sales growth versus fiscal 2010. Total SG&A expenses in fiscal 2011 are expected to be approximately $1.060 billion, reflecting support for the Company’s strategic growth initiatives for 2011. This compares to SG&A expenses of approximately $979 million in fiscal 2010. The overall increase reflects the following factors:

•	Approximately $35 million of incremental expense associated with 44 factory outlet locations scheduled to open in fiscal 2011, as well as the full year impact in 2011 of the 2010 LOFT Outlet openings;

•	$20 million in variable store operating costs to support continued sales momentum at the Ann Taylor brand and planned top line growth at the LOFT brand;

•	$15 million in incremental brand marketing investment to drive traffic growth to all channels, as well as continued investment in our high growth e-commerce business, and;

•	$5 million associated with reinstatement of the Company’s 401k match and $5 million associated with merit increases.

•	The Company’s effective tax rate is expected to be approximately 40%.

•	Capital expenditures are expected to be approximately $130 million, reflecting investments of approximately:

•	$60 million in support of approximately 80 new stores for both brands

•	$25 million to support approximately 35 downsizes and remodels, largely associated with the accelerated conversion of select Ann Taylor stores to the new, more productive, smaller store format;

•	$20 million for store renovation and refurbishment programs, primarily for LOFT stores, and;

•	$25 million to support continued investment in information technology and our high-growth e-commerce channel.

•

Total weighted average square footage for fiscal 2011 is expected to increase approximately 4% by year-end, reflecting the opening of approximately 80 new stores, partially offset by approximately 30 store closures and the impact of downsizes. The Company expects to have approximately 945 stores at fiscal year-end, and,

•	The Company expects to maintain its healthy balance sheet, including a disciplined approach to inventory management throughout the fiscal year.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 896 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of January 29, 2011, as well as online at AnnTaylor.com and LOFT.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:

Judith Pirro Lord	Catherine Fisher
Vice President, Investor Relations	Vice President, Corporate Communications
Ann Taylor Stores Corporation	Ann Taylor Stores Corporation
212-541-3300 ext. 3598	212-541-3300 ext. 2199

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to anticipate and respond to changing client preferences and fashion trends and provide a balanced assortment of merchandise that satisfies client demands in a timely manner;

•	the impact of fluctuations in sourcing costs, in particular increases in the costs of raw materials, labor, fuel and transportation;

•	the Company’s ability to successfully manage store growth and optimize the productivity and profitability of its store portfolio;

•

the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls, successful transitioning of certain information technology functions to third parties and the ability to operate in accordance with its business continuity plan in the event of a disruption;

•	the Company’s reliance on key management and its ability to hire, retain and train qualified associates;

•

the Company’s reliance on third party manufacturers and key vendors, including operational risks such as reduced production capacity, errors in complying with merchandise specifications, insufficient quality control and failure to meet production deadlines;

•	the performance and operation of the Company’s websites and the risks associated with Internet sales;

•

the Company’s reliance on foreign sources of production and the associated risks of doing business in foreign markets, including fluctuations in the value of the U.S. dollar against foreign currencies, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and financial or political instability in any of the countries in which the Company’s merchandise is manufactured;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to manage inventory levels and changes in merchandise mix;

•	the effect of competitive pressures from other retailers;

•	the continuation of depressed levels of consumer spending and consumer confidence resulting from the worldwide economic downturn and financial crisis;

•	the impact of a privacy breach and the resulting effect on the Company’s business and reputation;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	the effect of continued uncertainty in the global economy on the Company’s liquidity and capital resources;

•	failure by independent manufacturers to comply with the Company’s social compliance program requirements;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•

the Company’s dependence on its Louisville distribution center and third-party transportation companies, including any significant interruptions due to work stoppages, slowdowns or strikes by employees of the transportation companies;

•	the impact on the Company’s stock price of fluctuations in the Company’s level of sales and earnings growth;

•

acts of war or terrorism in the United States or worldwide, and the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and the manufacturing operations of the Company’s vendors;

•	the Company’s ability to sustain the results of its restructuring program;

•	the Company’s ability to realize its deferred tax assets;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan;

•	the Company’s dependence on shopping malls and other retail centers to attract customers; and

•	the impact of potential consolidation of commercial and retail landlords on the Company’s ability to negotiate favorable rental terms.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Years Ended January 29, 2011 and January 30, 2010

(unaudited)

Table 1.

	Quarter Ended		Year Ended
	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
	(in thousands, except per share amounts)
Net sales	$515,261	$469,137	$1,980,195	$1,828,523
Cost of sales	249,008	222,688	876,201	834,188

Gross margin	266,253	246,449	1,103,994	994,335
Selling, general and administrative expenses	251,979	241,584	978,580	966,603
Restructuring charges	3,931	3,646	5,624	36,368
Asset impairment charges	—	—	—	15,318

Operating income/(loss)	10,343	1,219	119,790	(23,954)
Interest income	382	185	964	935
Interest expense	378	493	1,632	3,091

Income/(loss) before income taxes	10,347	911	119,122	(26,110)
Income tax provision/(benefit)	2,374	870	45,725	(7,902)

Net income/(loss)	$7,973	$41	$73,397	$(18,208)

Earnings per share:
Basic earnings/(loss) per share	$0.14	$0.00	$1.26	$(0.32)

Weighted average shares outstanding	55,922	56,949	57,203	56,782

Diluted earnings/(loss) per share	$0.14	$0.00	$1.24	$(0.32)

Weighted average shares outstanding assuming dilution	56,963	58,073	58,110	56,782

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

January 29, 2011 and January 30, 2010

(unaudited)

Table 2.

	January 29, 2011	January 30, 2010
Assets	(in thousands, except share amounts)
Current assets
Cash and cash equivalents	$226,644	$204,491
Short-term investments	—	5,655
Accounts receivable	17,501	19,267
Merchandise inventories	193,625	169,141
Refundable income taxes	26,631	24,929
Deferred income taxes	28,145	35,799
Prepaid expenses and other current assets	57,367	45,613

Total current assets	549,913	504,895
Property and equipment, net	332,489	365,934
Deferred financing costs, net	671	973
Deferred income taxes	31,224	23,683
Other assets	12,523	6,656

Total assets	$926,820	$902,141

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$97,330	$76,969
Accrued salaries and bonus	29,346	32,168
Accrued tenancy	42,620	44,878
Gift certificates and merchandise credits redeemable	49,103	47,555
Accrued expenses and other current liabilities	63,509	73,804

Total current liabilities	281,908	275,374
Deferred lease costs	165,321	183,917
Deferred income taxes	850	1,584
Long-term performance compensation	32,299	9,428
Other liabilities	22,997	14,652

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,554,516 and 82,476,328 shares issued, respectively	561	561
Additional paid-in capital	801,140	777,786
Retained earnings	487,691	414,294
Accumulated other comprehensive loss	(2,378)	(4,158)
Treasury stock, 27,205,853 and 23,701,800 shares, respectively, at cost	(863,569)	(771,297)

Total stockholders’ equity	423,445	417,186

Total liabilities and stockholders’ equity	$926,820	$902,141

ANNTAYLOR STORES CORPORATION

Brand Sales and Store Data

For the Quarters and Years Ended January 29, 2011 and January 30, 2010

(unaudited)

Table 3.

	Quarter Ended
Sales and Comparable Sales	January 29, 2011		January 30, 2010
	Sales	Comp% (1)	Sales	Comp% (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor Stores	$141,088	19.1%	$129,210	(7.3)%
Ann Taylor e-commerce	30,145	74.3%	17,603	(5.0)%

Subtotal	171,233	26.0%	146,813	(7.0)%
Ann Taylor Factory	63,650	9.2%	59,370	2.6%

Total Ann Taylor brand	234,883	20.9%	206,183	(4.5)%

LOFT brand
LOFT Stores	223,971	(3.2)%	233,842	2.1%
LOFT e-commerce	30,329	77.2%	17,728	7.7%

Subtotal	254,300	2.4%	251,570	2.4%
LOFT Outlet	26,078	26.9%	11,384	22.9%

Total LOFT brand	280,378	3.5%	262,954	3.0%

Total Company	$515,261	11.0%	$469,137	(0.5)%

	Fiscal Year Ended
Sales and Comparable Sales	January 29, 2011		January 30, 2010
	Sales	Comp% (1)	Sales	Comp% (1)
	($ in thousands)
Ann Taylor brand
Ann Taylor Stores	$503,099	19.3%	$461,966	(30.0)%
Ann Taylor e-commerce	92,571	54.3%	61,371	(15.2)%

Subtotal	595,670	23.5%	523,337	(28.6)%
Ann Taylor Factory	268,016	9.3%	247,967	(9.9)%

Total Ann Taylor brand	863,686	18.7%	771,304	(23.8)%

LOFT brand
LOFT Stores	943,331	0.5%	947,761	(12.7)%
LOFT e-commerce	96,915	65.3%	60,203	(5.7)%

Subtotal	1,040,246	4.2%	1,007,964	(12.3)%
LOFT Outlet	76,263	21.2%	49,255	19.3%

Total LOFT brand	1,116,509	5.0%	1,057,219	(11.9)%

Total Company	$1,980,195	10.7%	$1,828,523	(17.4)%

(1)	A store is included in comparable sales in its thirteenth month of operation. A store with a square footage change of greater than 15% is treated as a new store for the first year following its reopening. During Fiscal 2010, we began including sales from our Online Stores in comparable sales. All prior year comparable sales figures were adjusted retroactively.

Table 3. (Continued)

	Fiscal Year Ended
	January 29, 2011		January 30, 2010
	Stores	Square Feet	Stores	Square Feet
	(square feet in thousands)
Stores and Square Footage
Ann Taylor brand
Ann Taylor Stores	266	1,453	291	1,581
Ann Taylor Factory	92	668	92	668

Total Ann Taylor brand	358	2,121	383	2,249

LOFT brand
LOFT Stores	502	2,930	506	2,976
LOFT Outlet	36	233	18	123

Total LOFT brand	538	3,163	524	3,099

Total Company	896	5,284	907	5,348

Number of:
Stores open at beginning of period	907	5,348	935	5,492
New stores	24	138	14	83
Expanded/(downsized) stores (1)	—	(14)	—	—
Closed stores	(35)	(188)	(42)	(227)

Stores open at end of period	896	5,284	907	5,348

Converted stores (2)	10	—	11	—

(1)	During Fiscal 2010, the Company downsized five Ann Taylor stores and two LOFT stores and expanded one Ann Taylor store. During Fiscal 2009, the Company downsized one Ann Taylor store.
(2)	During Fiscal 2010, the Company converted six Ann Taylor stores to LOFT stores and four LOFT stores to LOFT Outlet stores. During Fiscal 2009, the Company converted 11 Ann Taylor stores to LOFT stores.